Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

Hyatt Hotels Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	5.750% Senior Notes due 2027	Rule 457(r)	$600,000,000	99.975%	$599,850,000	0.00011020	$66,104

	Total Offering Amounts					$599,850,000		$66,104

	Net Fee Due							$66,104